                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                             INFORMATICA CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   45666Q 10 2
                                 (CUSIP Number)

                    Initial Public Offering - April 28, 1999
             (Date of Event Which Requires Filing of this Statement)




    Check appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                                Page 1 of 8 Pages


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---------------------                                  -------------------------
USIP NO.  45666Q 10 2                 13G              PAGE   2   OF   8   PAGES
---------------------                                  -------------------------

--------------------------------------------------------------------------------
  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Bay Partners SBIC, L.P.
                Tax I.D. 77-0393773
--------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]
--------------------------------------------------------------------------------
  (3)     SEC USE ONLY
--------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    721,886
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY             --------------------------------------------------------
    EACH               (7)     SOLE DISPOSITIVE POWER
  REPORTING                    721,886
 PERSON WITH           --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          721,886
--------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
--------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.22%
--------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

---------------------                                  -------------------------
USIP NO.  45666Q 10 2                 13G              PAGE   3   OF   8   PAGES
---------------------                                  -------------------------

--------------------------------------------------------------------------------
  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Bay Management Company 1995, LLC
                Tax I.D. 77-0393771
--------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]
--------------------------------------------------------------------------------
  (3)     SEC USE ONLY
--------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          California
--------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    56,250
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY             --------------------------------------------------------
    EACH               (7)     SOLE DISPOSITIVE POWER
  REPORTING                    56,250
 PERSON WITH           --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          56,250
--------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
--------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.00485%
--------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------




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                                                               Page 4 of 8 Pages



ITEM 1. (a)    NAME OF ISSUER

               Informatica Corporation

ITEM 1. (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3350 West Bayshore Road, Palo Alto, CA 94301

ITEM 2. (a)    NAME OF PERSON FILING:

               Bay Partners SBIC, L.P. ("BPSBIC")
               Bay Management Company 1995, LLC ("BMC 1995")

ITEM 2. (b)    ADDRESS OF PRINCIPAL OFFICE

               10600 North DeAnza Boulevard, Cupertino, CA 95014

ITEM 2. (c)    Citizenship/PLACE OF ORGANIZATION:

               BPSBIC - California
               BMC 1995 - California

ITEM 2. (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2. (e)    CUSIP NUMBER:

               45666Q 10 2

ITEM 3.        Not applicable.

ITEM 4.        OWNERSHIP

        The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 1999:

        (a)    Amount Beneficially Owned:

               BPSBIC - 721,886
               BMC 1995 - 56,250

                                                               Page 5 of 8 Pages



        (b)    Percent of Class:

               BPSBIC - 6.22%
               BMC 1995 - 0.00485%

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:

                             BPSBIC - 721,886
                             BMC 1995 - 56,250

               (ii)   Shared power to vote or to direct the vote:

               (iii)  Sole power to dispose or to direct the disposition of:

                             BPSBIC - 721,886
                             BMC 1995 - 56,250

               (iv)   Shared power to dispose or to direct the disposition of:

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.
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                                                               Page 6 of 8 Pages



ITEM 10. CERTIFICATION

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 7 of 8 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

         Date: February 8, 2000



BAY PARTNERS SBIC, L.P.

By:     Bay Management Company 1995, LLC
        its general partner

By:     /s/ Marcella Yano
        --------------------------------
        Manager


BAY MANAGEMENT COMPANY 1995, LLC


By:     /s/ Marcella Yano
        --------------------------------
        Manager



EXHIBITS

A:      Joint Filing Statement



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                                                               Page 8 of 8 Pages



EXHIBIT A


                            AGREEMENT OF JOINT FILING



         We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:   February 8, 2000




BAY PARTNERS SBIC, L.P.

By:     Bay Management Company 1995, LLC
        its general partner


By:     /s/ Marcella Yano
        --------------------------------
        Manager


BAY MANAGEMENT COMPANY 1995, LLC

By:     /s/ Marcella Yano
        --------------------------------
        Manager